Exhibit 10.b

PURCHASE AND ASSUMPTION AGREEMENT

Between

FOUR OAKS BANK & TRUST COMPANY

(“Seller”)

and

FIRST BANK

(“Purchaser”)

PURCHASE AND ASSUMPTION AGREEMENT

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PURCHASE AND ASSUMPTION AGREEMENT

THIS PURCHASE AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into as of September 26, 2012 between Four Oaks Bank & Trust Company, a North Carolina chartered bank having its principal offices in Four Oaks, North Carolina (“Seller”), and First Bank, a North Carolina chartered bank having its principal offices in Troy, North Carolina (“Purchaser”).

RECITALS:

A.             Seller wishes to divest, upon the terms and conditions set forth herein, certain assets and certain deposit and other liabilities of two branches of Seller located at 1401 Fayetteville Road, Rockingham, North Carolina (the “Rockingham Branch”), and at 105 Commerce Avenue, Southern Pines, North Carolina (the “Southern Pines Branch”) (collectively the “Branches”).

B.             Purchaser wishes to buy such assets and assume such liabilities upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, Seller and Purchaser agree as follows:

ARTICLE I

TRANSFER OF ASSETS AND LIABILITIES

Section 1.1          Transferred Assets.

(a)	As of the Effective Time (as defined in Section 2.1) and upon the terms and conditions set forth herein, Seller will sell, assign, transfer, convey and deliver to Purchaser, and Purchaser will purchase from Seller, all of the transferable rights, title and interest of Seller in the following assets associated with the Branches and identified in this Agreement and the Schedules and Exhibits hereto, and not otherwise excluded from sale pursuant to the provisions of Subsection 1.1(b) or Section 1.10 (collectively, the “Transferred Assets”):
(1)	subject to Section 1.9 hereof, all transferable right, title and interest of Seller in and to all real estate and improvements thereon (including buildings located on any leased land) at the Rockingham Branch (the “Real Property”), together with all rights and appurtenances pertaining thereto;
(2)	the furniture, fixtures, leasehold improvements, equipment and other tangible personal property located on or affixed to the Real Property as listed on Schedule 1.1(a)(2) (collectively, the “Tangible Personal Property”);

(3)	all equipment leases for equipment located at the Rockingham Branch and listed on Schedule 1.1(a)(3) (together with related maintenance agreements, the “Equipment Leases”);
(4)	all safe deposit contracts and leases for the safe deposit boxes located at the Branches as of the Effective Time (the “Safe Deposit Contracts”);
(5)	all Loans as defined herein and transferred pursuant to Section 1.4;
(6)	all coins and currency located at the Rockingham Branch as of the Effective Time (the “Coins and Currency”);
(7)	originals or copies of all records of Seller pertaining to the Loans, all deposit accounts, and any other customer relationships transferred to Purchaser; and
(8)	Seller’s rights in and to the use of the current telephone numbers of the Branches.
(b)	Excluded from the assets, properties and rights being transferred, conveyed and assigned to Purchaser under this Agreement are the assets listed on Schedule 1.1(b) hereto, Seller’s rights in and to the name “Four Oaks Bank & Trust Company,” Seller’s rights to and interest in software installed on computers and computer hardware located at the Rockingham Branch, Seller’s right to recover assets charged off by Seller prior to the Effective Time, including, without limitation, charged off loans and demand deposit overdrafts, demand deposit overdrafts outstanding more than thirty (30) days and not covered by overdraft or bounce protection, and any of Seller’s corporate logos, trademarks, trade names, signs, paper stock, forms and other supplies containing any such logos, trademarks or trade names, and trade names and logos of third parties with whom Seller has contracted to provide services to its customers (the “Excluded Assets”). Seller shall remove the Excluded Assets from the Rockingham Branch on or prior to the Effective Time or, as soon thereafter as practicable. Seller shall use due care in removing the Excluded Assets at its own cost and shall make any repairs necessitated by Seller’s negligence in removing the Excluded Assets.
(c)	In the event that (i) a loan account that would otherwise be included in the definition of “Loans” is secured by a deposit liability or security account that is not included in the Deposit Liabilities, or (ii) a deposit liability that would otherwise be included in the definition of “Deposit Liability” secures a loan account that is not purchased by Purchaser, such loan account, deposit liability and/or security account shall be excluded from the Transferred Assets and Deposit Liabilities.

Section 1.2          Purchase Price.

(a)	As consideration for the purchase of the Transferred Assets, Purchaser shall pay Seller a purchase price (the “Purchase Price”) equal to the sum of the following:
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(1)	The aggregate Net Book Value (as defined in Section 1.2(d) hereof) as of the Effective Time for the Real Property and the Tangible Personal Property;
(2)	A premium for the Deposit Liabilities (as defined in Section 1.3(a)) and franchise value related to the Branches equal to one percent (1.0%) of the Deposit Liabilities, excluding accrued interest, based on the 30-day average for the 30 days prior to and including the day before the Closing; provided, however, that the total premium payable by Purchaser under this Section 1.2(a)(2) shall not exceed $628,000 in the aggregate;
(3)	The aggregate Loan Value (as defined in Section 1.2(d) hereof) as of the Effective Time for the Loans as set forth in Section 1.4; and
(4)	The aggregate face amount of the Coins and Currency.
(b)	In addition, Purchaser shall assume, as of the Effective Time (as defined in Section 2.1), all of the duties, obligations and liabilities of Seller relating to the Real Property, the Equipment Leases, the Safe Deposit Contracts, transferred Loans and Deposit Liabilities (including all accrued interest relating thereto) (the “Assumed Liabilities”); provided, that any cash items paid by Seller and not cleared prior to the Effective Time shall be the responsibility of Seller, subject to the terms of Section 1.3; provided, further, that notwithstanding anything in this Agreement to the contrary, in no event shall Purchaser assume any liability arising from any act or omission of Seller prior to the Effective Time that would otherwise constitute a breach of any representation or warranty of Seller hereunder. Thereafter, Purchaser shall fully and timely discharge the duties and obligations of Seller relating to all periods from and after the Closing Date with respect to the Assumed Liabilities as may arise under applicable laws, regulations, agreements and rules of automated clearing houses and other payment systems which relate thereto, and in accordance with the terms of account agreements or other agreements with depositors applicable to such accounts as such terms and agreements are in effect on the Closing Date, except such terms as, under applicable law and agreement, may be changed after the Closing Date.
(c)	Seller shall prepare a balance sheet (the “Pre-Closing Balance Sheet”) in accordance with generally accepted accounting principles consistently applied as of a date not earlier than 30 calendar days prior to the Effective Time anticipated by the parties reflecting the assets to be sold and assigned hereunder and the liabilities to be transferred and assumed hereunder, all based on the estimated Net Book Value or Loan Value, as applicable, of Transferred Assets and estimated Assumed Liabilities as of the Effective Time. Seller agrees to pay to Purchaser at the Closing (as defined in Section 2.1), in immediately available funds, the excess amount of the amount of Deposit Liabilities assumed by Purchaser pursuant to Subsection (b) above, as reflected by the Pre-Closing Balance Sheet, over the aggregate Purchase Price computed in accordance with Subsection (a) above, as reflected by the Pre-Closing Balance Sheet. Amounts paid at Closing shall be subject to subsequent adjustment based on the Post-Closing Balance Sheet (as defined in Section 2.3).
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(d)	For purposes of this Agreement, “Net Book Value” means an asset’s historical cost, net of accumulated depreciation, as reflected on the books and records of Seller as of the Closing Date.

For purposes of this Agreement, “Loan Value” means, with respect to a Loan (as defined in Section 1.4) and as of a date, the outstanding principal balance of any such Loan plus accrued interest thereon, net of the interest in such Loan of any participant, as of such date.

Section 1.3          Deposit Liabilities.

(a)	“Deposit Liabilities” shall mean all of Seller’s duties, obligations and liabilities relating to the deposit accounts (except as set forth in Section 1.3(b)) located at the Branches as of the Effective Time (including accrued but unpaid or uncredited interest thereon). A projected list of the Deposit Liabilities is attached as Schedule 1.3(a), which shall be updated as soon as practicable after Closing.
(b)	Except for those liabilities and obligations specifically assumed by Purchaser under Section 1.2(b) above, Purchaser is not assuming any other liabilities or obligations of Seller. Liabilities not assumed include, but are not limited to, the following:
(1)	Seller’s official checks, cashier’s checks, letters of credit, money orders, interest checks and expense checks issued prior to closing, gift cards, consignments of U.S. Government “E” and “EE” bonds, and any and all traveler’s checks.
(2)	Liabilities or obligations of Seller with respect to any litigation, suits, claims, demands or governmental proceedings arising, commenced or made known to Seller prior to Closing or arising from events occurring prior to Closing.
(3)	Deposit accounts associated with lines of credit that do not become transferred Loans.
(4)	Deposit accounts associated with qualified retirement plans where Seller is the trustee of such plan or the sponsor of a prototype plan used by such plan.
(5)	Deposit accounts associated with Seller’s national or regional account relationships, if any.
(6)	Self-directed individual retirement accounts, if any, it being understood that all other types of IRA Deposit Liabilities are intended to be transferred.
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(7)	Deposit accounts with negative balances that the Purchaser elects not to assume by so notifying the Seller within 30 calendar days after the Closing Date.
(c)	Seller does not represent or warrant that any deposit customers whose accounts are assumed by Purchaser will become or continue to be customers of Purchaser after the Effective Time.
(d)	Purchaser agrees to pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to Purchaser by mail, over-the-counter or through the check clearing system of the banking industry, by depositors of the accounts assumed, whether drawn on the check, withdrawal or draft forms provided by Seller or by Purchaser, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose accounts are assumed by Purchaser.
(e)	If, after the Effective Time, any depositor, instead of accepting the obligation of Purchaser to pay the Deposit Liabilities assumed, shall demand payment from Seller for all or any part of any such assumed Deposit Liabilities, Seller shall not be liable or responsible for making any such payment; provided, however, that if Seller shall pay the same, Purchaser agrees to reimburse Seller for any payments. Seller shall not be deemed to have made any representations or warranties to Purchaser with respect to any checks, drafts or withdrawal orders processed after the Effective Time drawn on such Deposit Liabilities, and any such representations or warranties implied by law are hereby expressly disclaimed. Seller and Purchaser shall make arrangements to provide for the daily settlement with immediately available funds by Purchaser of checks, drafts, withdrawal orders, returns and other items presented to and paid by Seller within 60 calendar days after the Effective Time and drawn on or chargeable to accounts that have been assumed by Purchaser; provided, however, that Seller shall be held harmless and indemnified by Purchaser for acting in accordance with such arrangements. For a period of 60 calendar days after the Closing Date, Seller agrees to notify Purchaser within one business day of any return items exceeding $2,500.
(f)	Purchaser agrees, at its cost and expense, (1) to assign new account numbers to depositors of assumed accounts, if necessary, (2) to notify such depositors, on or before the Effective Time, in a form and on a date mutually acceptable to Seller and Purchaser, of Purchaser’s assumption of Deposit Liabilities, and (3) to furnish such depositors with checks on the forms of Purchaser and with instructions to utilize Purchaser’s checks and to destroy unused check, draft and withdrawal order forms of Seller. (If Purchaser so elects, Purchaser may offer to buy from such depositors their unused Seller check, draft and withdrawal order forms.) In addition, Seller will notify its affected customers by letter of the pending assignment of the Deposit Liabilities to Purchaser, which notice shall be at Seller’s cost and expense and shall be in a form and mailed at a time mutually agreeable to Seller and Purchaser.
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(g)	Purchaser agrees to pay promptly to Seller an amount equivalent to the amount of any checks, drafts or withdrawal orders credited to an assumed account as of the Effective Time that are properly returned to Seller after the Effective Time.
(h)	As of and after the Effective Time, Purchaser will assume and discharge Seller’s duties and obligations in accordance with the terms and conditions and laws, rules and regulations that apply to the certificates, accounts and other Deposit Liabilities assumed under this Agreement. At the Effective Time, Seller shall provide to Purchaser a written listing of each stop payment order, tax lien, levy, garnishment, pledge, guardianship agreement, or other hold or restriction then in effect with respect to any of the Deposit Liabilities (the “Holds”), and Purchaser shall honor and comply with the terms of all valid Holds described in the above list. If, following receipt of such list, Purchaser makes any payment in violation of any such Hold, then it shall be solely liable for such payment and shall indemnify, hold harmless, and defend Seller from and against all claims, losses and liabilities, including reasonable attorneys’ fees and expenses, arising out of any such payment. In the event that Purchaser shall make any payment in violation of a Hold initiated prior to the Effective Time but not reflected in the above list, then Seller shall be solely liable for such payment and shall indemnify, hold harmless and defend Purchaser from and against all claims, losses, and liabilities, including reasonable attorneys’ fees and expenses, arising out of any such payment.
(i)	As of and after the Effective Time, Purchaser will maintain and safeguard in accordance with applicable law and sound banking practices all account documents, deposit contracts, signature cards, deposit slips, canceled items and other records related to the Deposit Liabilities assumed under this Agreement, subject to Seller’s right of access to such records as provided in this Agreement.
(j)	Seller will render a final statement to each depositor of an account assumed under this Agreement as to transactions occurring through the Effective Time; provided, however, that Seller shall not be obligated to render a final statement on any account not ordinarily receiving periodic statements in the ordinary course of Seller’s business. Seller will be entitled to impose normal fees and service charges on a per-item basis at Closing, but Seller will not impose periodic fees or blanket charges in connection with such final statements.
(k)	Seller will timely provide to Purchaser 1099 data for Purchaser to comply with all laws, rules and regulations regarding 2012 tax reporting of transactions of such assumed accounts through the Effective Time.
(l)	As of the Effective Time, Purchaser, at its expense, will notify all Automated Clearing House (“ACH”) originators of the transfers and assumptions made pursuant to this Agreement; provided, however, that Seller may, at its option, notify all such originators itself (on behalf of Purchaser). For a period of 60 calendar days beginning at the Effective Time, Seller will honor all ACH items related to accounts assumed under this Agreement which are routed or presented to Seller. Seller will make no charge to Purchaser for honoring such items and will electronically transmit such ACH data to Purchaser. If Purchaser cannot receive an electronic transmission, Seller will make available to Purchaser at Seller’s operations center receiving items from the ACH tapes containing such ACH data. Items routed or presented after the 60-day period shall be returned to the presenting party. Seller and Purchaser shall make arrangements to provide for the daily settlement with immediately available funds by Purchaser of any ACH items honored by Seller, and Seller shall be held harmless and indemnified by Purchaser for acting in accordance with this arrangement to accept ACH items.
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(m)	With respect to Deposit Liabilities in IRAs, Seller will use reasonable efforts and will cooperate with Purchaser in taking any action reasonably necessary or appropriate to accomplish the appointment of Purchaser (or an Affiliate of Purchaser designated by Purchaser) as successor custodian or trustee or the delegation to Purchaser (or an Affiliate of Purchaser) of Seller’s authority and responsibility as custodian of all such IRA deposits except self-directed IRA deposits, including, but not limited to, sending to the depositors thereof appropriate notices, cooperating with Purchaser (or such Affiliate) in soliciting consents from such depositors, executing assignments reasonably satisfactory to Purchaser, and filing any appropriate applications with applicable regulatory authorities. If any such delegation is made to Purchaser (or such Affiliate), Purchaser (or such Affiliate) will perform all of the duties so delegated and comply with the terms of Seller’s agreement with the depositor of the IRA deposits affected thereby. For purposes of this Agreement, “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through owners of voting securities, by contract or otherwise. For purposes of this Section 1.3(m), “Person” means any individual, entity, partnership, joint venture or trust.

If, notwithstanding the foregoing, as of the Closing Date, Purchaser shall be unable to retain deposit liabilities in respect of an IRA or the account holder has notified Seller or Purchaser of the account holder’s objection to Purchaser acting as custodian or trustee of such IRA, such deposit liabilities shall be excluded from Deposit Liabilities for purposes of this Agreement.

Section 1.4          Loans Transferred.

(a)	Seller will transfer to Purchaser as of the Effective Time, subject to the terms and conditions of this Agreement, all of Seller’s right, title and interest in (including collateral relating thereto) the loans set forth on Schedule 1.4(a), as such may be updated from time to time prior to the Effective Time in accordance with this Section 1.4 (collectively, the “Loans”); provided, however, that in no event shall the Loans include any loans described in Subsection (b) below. Prior to the Effective Time, Seller shall inform Purchaser of any loans set forth on Schedule 1.4(a) that become “Identified Loans” (as defined below). Between the date hereof and the date that is 45 calendar days after the Effective Time (the “Option Period”), Purchaser will have the option to remove such Identified Loans from Schedule 1.4(a), subject to the cure process described in Section 1.4(b) below. During the Option Period, Purchaser shall have the option to add any of the loans assigned to the Branches as of the Effective Time to Schedule 1.4(a) and such loans shall become Loans, with it agreed that Seller will continue to assign loans to the Branches up to the Effective Time in accordance with past practices. Notwithstanding the foregoing, the aggregate outstanding balance of the Loans on Schedule 1.4(a) shall not exceed $32 million as of the last day of the Option Period.
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The Loans (as well as any security interest related thereto) shall be transferred by means of a blanket (collective) assignment and not individually (except as may be otherwise required by law). Purchaser shall inform Seller not less than 45 calendar days prior to the proposed Closing of any case in which filing information relating to any collateral for the Loans set forth on Schedule 1.4(a) as of the date hereof will be required for preparation of any assignments of liens; provided, that for Loans added to Schedule 1.4(a) during the Option Period, Purchaser shall inform Seller prior to the expiration of the Option Period.

(b)	Notwithstanding the foregoing Section 1.4(a), after the Effective Time and prior to the expiration of the Option Period, Purchaser shall notify Seller in writing of the existence of any of the following material defects relating to the Loans (such defects, the “Material Loan Defects,” and any such Loan being called an “Identified Loan”):
(1)	Any file, document or record, which is material to the enforceability of a Loan, has been lost or is missing;
(2)	A Loan was not originated or has not been administered in compliance in all material respects with applicable laws or the files, documents, and records pertaining to such Loan are not legal, valid and binding or do not contain the true signature of an obligor;
(3)	Seller’s rights in any collateral are not perfected or enforceable, or the priority of such rights are not as reflected on Seller’s records; provided, however, that the absence of any such right of Seller in the collateral securing such a Loan must have a material impact on the foreclosure of the Loan in the event of a default; or
(4)	A Loan meets any of the conditions set forth in Section 1.4(c) as of the date set forth in each such condition.

Following receipt of any such notice with respect to Material Loan Defects identified prior to the expiration of the Option Period and at any time prior to the date of notification to the customers of the assignment of the Loans pursuant to applicable law, Seller may in its sole discretion attempt to cure any such Material Loan Defect described in this Section 1.4(b) to Purchaser’s reasonable satisfaction. If Seller is unable or unwilling to cure such Material Loan Defect to Purchaser’s reasonable satisfaction, Purchaser shall have the right to reject such Identified Loan in which case such Identified Loan shall not constitute a “Loan.”

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Notwithstanding anything in this Agreement to the contrary, Seller shall not be required to provide access to or disclose information where such access or disclosure would violate or prejudice the legal rights of any customer or employee or attorney-client privilege or would be contrary to law, rule, regulation or any legal or regulatory order or process or any fiduciary duty or binding agreement entered into prior to the date of this Agreement.

(c)	Notwithstanding anything in this Section 1.4 to the contrary, in no event shall the Loans include:
(1)	as of immediately prior to the Effective Time, nonaccruals (which term shall mean loans in which the collateral securing same has been repossessed, or in which repossession efforts have been instituted, or claim and delivery or foreclosure proceedings have been filed) and classified loans;
(2)	loans 60 calendar days or more past due as of immediately prior to the Effective Time;
(3)	loans upon which insurance has been force-placed as of immediately prior to the Effective Time;
(4)	loans in connection with which the borrower has filed a petition for relief under the United States Bankruptcy Code prior to the Effective Time;
(5)	specific loan loss reserves.

For the avoidance of doubt, and to the extent any loans described in subsection (c) above are included on Schedule 1.4(a), this subsection (c) shall supersede such inclusion and such loans shall not constitute “Loans.”

(d)	Seller and Purchaser agree that Purchaser will become the beneficiary of credit life insurance written on direct consumer installment Loans and debt cancellation and disability coverage agreements written on any Loans. If Purchaser becomes the beneficiary of credit life insurance or debt cancellation and disability coverage written on any Loans, Seller and Purchaser agree to cooperate in good faith to develop a mutually satisfactory method by which the current insurer will make rebate payments to and satisfy claims of the holders of such certificates of insurance after the Effective Time. The parties’ obligations in this Section 1.4 are subject to any restrictions contained in existing insurance contracts as well as applicable laws and regulations. The parties shall cooperate to resolve any issues related to payment of premiums. If the parties determine that loans subject to debt cancellation and disability coverage cannot be adequately serviced by Purchaser, the parties shall exclude such Loans from purchase hereunder.
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(e)	In connection with the transfer of any Loans requiring notice to the borrower, Purchaser and Seller agree to comply with all notice and reporting requirements of the Loan documents or of any law or regulation.
(f)	All Loans transferred to Purchaser shall be valued at their Loan Value, such value to include accrued interest.
(g)	All Loans will be transferred without recourse to Purchaser and without any warranties or representations, expressed or implied, including, without limitation, warranties as to their collectability or the creditworthiness of any of the obligors of such Loans.
(h)	Purchaser will, at its expense, issue new coupon books for payment of Loans for which Seller provides coupon books and will instruct obligors to utilize Purchaser’s coupons and to destroy coupons furnished by Seller.
(i)	For a period of 60 calendar days after the Effective Time, Seller will forward to Purchaser loan payments received by Seller. Purchaser shall reimburse Seller upon demand for checks returned on payments forwarded to Purchaser; however, to the extent possible, Seller will deduct the amount of such returned checks from any amounts owed by Seller to Purchaser.
(j)	As of the Effective Time, Seller shall transfer and assign all files, documents and records related to the Loans (the “Records”) to Purchaser, and Purchaser will be responsible thereafter for maintaining and safeguarding all the Records in accordance with applicable law and sound banking practices.
(k)	If the balance due on any Loan purchased pursuant to this Section 1.4 has been reduced by Seller as a result of a payment by check received prior to the Effective Time, which item is returned after the Effective Time, the asset value represented by the Loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be paid by Purchaser to Seller promptly upon demand.
(l)	Seller shall grant to Purchaser as of the Effective Time a limited power of attorney, in substantially the form attached as Exhibit 1.4(l) (the “Power of Attorney”).

Section 1.5          Employee Matters.

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(a)	Purchaser shall offer employment to all employees that (i) are set forth in Schedule 1.5 and (ii) are employed by Seller at the Branches as of the Effective Time (the “Employees”), in their then-respective current functional positions and locations, with remuneration not less than levels at the Effective Time and benefits generally equivalent to benefits offered by Purchaser to similarly situated employees of Purchaser. Purchaser shall complete and deliver to Seller such Schedule 1.5 on or prior to the 90th calendar day after the date hereof and in any event no later than two calendar days prior to Closing. Purchaser will consider positions for Employees not listed on Schedule 1.5 and may offer such Employees positions at Purchaser’s branches located within forty-five (45) miles of the Branch where such Employee is currently employed. Employees who become employees of Purchaser as of the Effective Time (“Transferred Employees”) shall receive full credit for their prior service with Seller (and with other entities to the extent service with any such entity is treated by Seller as service with it) under Purchaser’s benefit plans and policies, including its vacation and sick leave policies, to the same extent as if the service had been with Purchaser. As of the Effective Time, the Transferred Employees and their dependents, if any, covered under Seller’s health insurance plan before the Effective Time shall be covered under Purchaser’s health insurance plan without being subject to any pre-existing condition limitations or exclusions. Transferred Employees shall not be required to satisfy the deductible and employee payments required by Purchaser’s comprehensive medical and/or dental plans for the calendar year of the Effective Time (i) to the extent of amounts previously credited during such calendar year under comparable plans maintained by Seller, or (ii) to the extent the same are waived in their entirety by the applicable insurer, as determined by the applicable insurer in its sole discretion. With respect to Purchaser’s qualified and nonqualified pension plans, Transferred Employees shall receive full credit for prior service with Seller (and with other entities to the extent service with any such entity is treated by Seller as service with it) for purposes of determining their participation eligibility and vesting rights to the same extent as if the service had been with Purchaser. Benefits under Purchaser’s pension plans for Transferred Employees shall be determined solely with reference to service with Purchaser. Notwithstanding any of the foregoing, the Transferred Employees will not be eligible to participate in the First Bancorp Employees’ Pension Plan.
(b)	Purchaser will provide to any Transferred Employee whom it terminates without cause at any time within one year following the Closing, severance pay in an amount equal to the greater of (i) two weeks’ pay for every full year of service to Seller (and with other entities to the extent service with any such entity is treated by Seller as service with it) at his or her current salary or (ii) four weeks’ pay at his or her current salary. Purchaser’s determination of the presence or absence of cause under this Section 1.5(b) shall be conclusive absent bad faith, and its calculations of severance pay shall be conclusive absent manifest error.
(c)	Seller makes no representations or warranties about whether any of the Employees will become and remain employed by Purchaser after the Effective Time. Seller will use commercially reasonable efforts to maintain the Employees as employees of Seller at the Branches until the Effective Time. Purchaser shall have no responsibilities or rights with respect to any employee of Seller whose employment shall be terminated for any reason prior to the Effective Time or who shall elect not to become an employee of Purchaser. Seller agrees that, for a period of 12 months after the Effective Time, it will not solicit for employment any Transferred Employee who remains employed by Purchaser; provided, however, that such prohibition shall not apply to solicitations which are directed to the general public.
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(d)	Following the Closing, all Employees that are not Transferred Employees will remain employees of Seller (the “Retained Employees”). In connection with any termination of the Retained Employees by Seller, Seller will provide severance pay in an amount consistent with Seller’s policies and previous practice. Purchaser shall have no obligations or liabilities with respect to the Retained Employees, including without limitation, wages, salaries, payroll taxes, employee benefits, and severance benefits; provided, however, in the event the number of Transferred Employees is less than ten (10) Employees, Purchaser agrees to pay Seller an amount equal to (i) $7,000 multiplied by (ii) the difference between (A) ten (10) and (B) the number of Transferred Employees.
(e)	Seller shall permit Purchaser to train prospective Transferred Employees of the Branches before Closing with regard to Purchaser’s operations, policies and procedures at Purchaser’s sole cost and expense, and Purchaser shall reimburse Seller for any incremental employee wages related to periods of time during which the employees are trained, including overtime pay resulting from such training. This training may, as mutually agreed upon by Seller and Purchaser, take place at the Branches or other mutually agreed upon location and may take place during business hours; provided, however, that any training that occurs shall be conducted in a manner not disruptive to operation of the Branches.

Section 1.6          Safe Deposit Business.

(a)	As of the Effective Time, Purchaser will assume and discharge Seller’s obligations with respect to the safe deposit box business at the Branches in accordance with the terms and conditions of contracts or rental agreements related to such business, and Purchaser will maintain all facilities necessary for the use of such safe deposit boxes by persons entitled to use them.
(b)	As of the Effective Time, Seller shall transfer and assign the records related to such safe deposit box business to Purchaser, and Purchaser shall maintain and safeguard all such records and be responsible for granting access to and protecting the contents of safe deposit boxes at the Branches.
(c)	Safe deposit box rental payments (not including late payment fees) collected by Seller before the Effective Time shall be prorated as of the Effective Time.

Section 1.7          Records and Data Processing; Security.

(a)	As of the Effective Time, Purchaser shall become responsible for maintaining the files, documents and records referred to in this Agreement. Purchaser will preserve and safekeep them as required by applicable law and sound banking practice. After the Effective Time, Purchaser will permit Seller and its representatives, at reasonable times and upon reasonable notice, to examine, inspect, copy and reproduce (at Seller’s expense) any such files, documents or records as Seller deems reasonably necessary.
(b)	As of the Effective Time, Seller will permit Purchaser and its representatives, at reasonable times and upon reasonable notice, to examine, inspect, copy and reproduce (at Purchaser’s expense) files, documents or records retained by Seller regarding the Transferred Assets and Assumed Liabilities as Purchaser deems necessary.
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(c)	It is understood that certain of Seller’s records may be available only in the form of photocopies, film copies or other non-original and non-paper media.
(d)	As of the Effective Time, Purchaser shall solely be responsible for the security of and insurance on all persons and property located in or about the Rockingham Branch.

Section 1.8          Taxes and Fees; Proration of Certain Expenses.

Purchaser shall be responsible for the payment of all fees and taxes related to this transaction, provided, that Purchaser shall not be responsible for, or have any liability with respect to, taxes on any income to Seller arising out of the transactions herein, and Seller agrees that it shall pay, or represents that it has paid, in a timely manner any and all such income taxes. Purchaser shall not be responsible for any income tax liability of Seller arising from the business or operations of the Branches before the Effective Time, and Seller shall not be responsible for any tax liabilities of Purchaser arising from the Transferred Assets or Assumed Liabilities after the Effective Time. Utility payments, telephone charges, personal property taxes, rent, salaries, deposit insurance premiums, other ordinary operating expenses of the Branches and other expenses related to the liabilities assumed or assets purchased hereunder shall be prorated between the parties as of the Effective Time. To the extent any such item has been prepaid by Seller for a period extending beyond the Effective Time, there shall be a proportionate monetary adjustment in favor of Seller.

Section 1.9          Real Property Matters.

(a)	Seller agrees to deliver to Purchaser, as soon as reasonably possible after the execution of this Agreement but no later than ten (10) business days from the date of execution of this Agreement, copies of all title and/or lease information in possession of Seller, including without limitation (i) title information in possession of Seller, including, but not limited to, title insurance policies, attorneys’ opinions on title, surveys, covenants, deeds, notes and mortgages and easements relating to the Real Property, and (ii) reports, surveys, notices, correspondence or other information known to Seller that relate to the environmental condition of the Real Property or violations of laws or regulations relating to the environment. Such delivery shall constitute no warranty by Seller as to the accuracy or completeness thereof or that Purchaser is entitled to rely thereon.
(b)	At its option and expense, Purchaser may cause to be conducted, within forty-five (45) calendar days after the date of this Agreement (the “Study Period”), (i) a title examination, physical survey, zoning compliance review, and structural inspection of the Real Property and improvements thereon (the “Property Examination”) and (ii) site inspections, regulatory analyses and Phase I environmental assessments of the Real Property, together with such other studies and analyses as Purchaser shall deem necessary or desirable (the “Environmental Survey”); provided, however, that without the prior written consent of Seller, Purchaser shall not conduct any soil, surface water or groundwater sampling (“Intrusive Testing”).
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(c)	If, in the course of the Property Examination or Environmental Survey, Purchaser discovers a “Material Property Defect” (as defined in Section 1.9(d) below) with respect to the Real Property, Purchaser will give prompt written notice thereof to Seller (but in any event prior to 5:00 p.m. on the last day of the Study Period) describing the facts or conditions constituting the Material Property Defect and the measures which Purchaser reasonably believes are necessary to correct such Material Property Defect. If Purchaser provides Seller with written notice of a Material Property Defect within the Study Period, then Seller and Purchaser shall promptly discuss and seek to reach agreement as to an acceptable cure or other resolution of the asserted Material Property Defect. Seller shall respond to Purchaser’s notice before 5:00 p.m. on the tenth (10th) business day after its receipt, advising Purchaser whether Seller elects to cure the Material Property Defect. If Seller elects to cure, then Seller shall proceed with such cure and shall complete such cure within thirty (30) calendar days thereafter or within such additional period as shall be agreed upon by Seller and Purchaser, provided, that completion of the cure shall be a condition to Purchaser’s obligation to close.

If Seller elects not to cure or is not able to cure any Material Property Defect with respect to the Real Property and the Purchaser and Seller are otherwise unable to agree on how the Material Property Defect will be addressed in order to effect Closing on the Real Property, or if Seller does not consent to any Intrusive Testing reasonably proposed by Purchaser with respect to the Real Property, then Purchaser shall have the option exercisable upon written notice to Seller delivered at least ten (10) business days prior to Closing to (i) waive the Material Property Defect; or (ii) purchase the Transferred Assets (other than the Real Property) and assume the Deposits associated with the affected Branch but, lease such Real Property “as is” without any representation or warranty or liability for existing environmental damage, maintenance, taxes or insurance for a period of up to twelve (12) months, on a month-by-month basis, at a reasonable cost and with reasonable terms to be agreed upon by Seller and Purchaser, in order to allow for relocation of the business of such Branch to another facility.

(d)	For purposes of this Agreement a “Material Property Defect” with regard to the Property Examination shall include:
(1)	the existence of any uninsurable lien (other than the lien of real property taxes not yet due and payable), encumbrance, easement, covenant, or other restriction, title imperfection or title irregularity, or the existence of any facts or condition that constitutes a material breach of Seller’s representations and warranties contained in Section 4.7 below, in any such case that will materially affect Purchaser’s use of the Real Property for the purpose of the operation of a branch bank or materially affects the value or marketability of the Real Property;
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(2)	the encroachment by an improvement on the Real Property onto other property or onto any easement, a violation of any setback requirement, the encroachment of an improvement on any other property onto the Real Property, or the existence of a zoning restriction that does not permit use of the Real Property as a branch banking facility without grandfathering or variance and without site plan review or the construction of any additional improvements; or
(3)	the existence of any structural defect or state of disrepair in the improvements on the Real Property (including any equipment, fixtures or other components related thereto) that would cost at least $50,000 to repair or correct.

For purposes of this Section 1.9, a “Material Property Defect” with regard to the Environmental Survey shall include the existence of facts or circumstances relating to the Rockingham Branch demonstrating that any action, including the discharge, disposal, release, or emission by any person of any “Hazardous Material” (as defined below) detected in, on, or under the Real Property in a concentration that violates any applicable Environmental Law (as defined below), has been taken or not taken, or a condition or event likely has occurred or exists, with respect to the Real Property which constitutes or would constitute a violation of any Environmental Law, as to which Purchaser reasonably believes, based on the advice of legal counsel or other consultants, could become responsible or liable for assessment, removal, remediation, monetary damages, or civil, criminal or administrative penalties or other corrective action and in connection with which the amount of expense or liability which it could incur or for which it could become responsible or liable following consummation of the transactions contemplated by this Agreement at any time or over a period of time could equal or exceed $10,000 in the aggregate.

(e)	For purposes of this Agreement, “Environmental Laws” shall include all federal, state, and local statutes, regulations, ordinances, orders, decrees, and similar provisions having the force or effect of law relating to or imposing liability, responsibility, or standards of conduct applicable to environmental, health, or safety conditions and/or releases of Hazardous Materials affecting the Real Property, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act; the Superfund Amendment and Reauthorization Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Oil Pollution Act; the Coastal Zone Management Act; any “Superfund” or “Superlien” law; the North Carolina Oil Pollution and Hazardous Substances Control Act; the North Carolina Solid Waste Management Act; and the North Carolina Water and Air Resources Act; including any amendments thereto from time to time; all contractual agreements and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control or clean-up of any Hazardous Substances.
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(f)	For purposes of this Agreement, “Hazardous Material” means any materials, substances, wastes, chemical substances, or mixtures presently listed, defined, designated, or classified as hazardous, toxic, or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, including, but not limited to, any pesticides, pollutants, contaminants, toxic chemicals, oil or other petroleum products or byproducts, asbestos or materials containing (or presumed to contain) asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, lead or lead containing paint, radon, or radioactive material.

Section 1.10          Defects in Tangible Personal Property.

Purchaser will be given the opportunity to conduct such other investigations and inspections of the Tangible Personal Property of Seller at the Branches, as Purchaser may reasonably deem appropriate; provided, however, that Purchaser must conduct any such review within forty-five (45) calendar days from the date of this Agreement or, in the case of items that become Tangible Personal Property of Seller at the Branches after such review, within a reasonable time following identification of such Tangible Personal Property and before the Closing. If Purchaser reasonably determines in good faith that any such Tangible Personal Property is unsuitable for Purchaser’s use or of materially less value than its Net Book Value, Purchaser shall have no obligation to accept, assume, or pay for such Tangible Personal Property and such Tangible Personal Property shall not be Transferred Assets, and the Preliminary Closing Statement or the Final Closing Statement shall be adjusted accordingly.

ARTICLE II

CLOSING AND EFFECTIVE TIME

Section 2.1          Effective Time.

The purchase of assets and assumption of liabilities provided for in this Agreement shall occur at a closing (the “Closing”) to be held at a mutually agreeable time and location (i) within 15 calendar days following the date of all approvals by regulatory agencies and after all statutory waiting periods have expired, or (ii) on the day that is the five month anniversary of the date of this Agreement, whichever is later, or at such earlier date on which the parties shall mutually agree.  The parties agree to cause the Closing to occur as expeditiously as reasonably practical after all conditions to Closing have been met. The effective time (the “Effective Time”) shall be 5:00 p.m. local time on the day on which the Closing occurs (the “Closing Date”).

Section 2.2          Closing.

(a)	All actions taken and documents delivered at the Closing shall be deemed to have been taken and delivered simultaneously, and no action shall be deemed taken nor any document delivered until all have been taken and delivered.
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(b)	At the Closing, subject to all the terms and conditions of this Agreement, Seller shall execute, where appropriate, and deliver or make reasonably available to Purchaser:
(1)	The general warranty deed and related documentation or lease and related documentation required pursuant to Section 1.9(c);
(2)	A Bill of Sale, in substantially the form attached as Exhibit 2.2(b)(2) (the “Bill of Sale”), transferring to Purchaser all of Seller’s interest in the Tangible Personal Property and other assets;
(3)	An Assignment and Assumption Agreement, in substantially the form attached as Exhibit 2.2(b)(3) (the “Assignment and Assumption Agreement”), assigning Seller’s interest in the Equipment Leases, the Safe Deposit Contracts, the Loans and Deposit Liabilities;
(4)	Consents from third persons that are required to effect the assignments set forth in the Assignment and Assumption Agreement, including, but not limited to, the lessors under the Equipment Leases (to the extent required by such leases);
(5)	Seller’s keys to the safe deposit boxes and Seller’s records related to the safe deposit box business at the Rockingham Branch;
(6)	Seller’s files and records related to the Loans;
(7)	Seller’s records related to the Deposit Liabilities assumed by Purchaser;
(8)	Immediately available funds in the net amount shown as owing to Purchaser by Seller on the Closing Statement, if any;
(9)	The Coins and Currency;
(10)	Such of the other assets to be purchased as shall be capable of physical delivery;
(11)	A certificate of a proper officer of Seller, dated as of the Closing Date, certifying the fulfillment of all conditions which are the obligation of Seller and that all of the representations and warranties of Seller set forth in this Agreement remain true and correct in all material respects as of the Effective Time;
(12)	A certified copy of a resolution of the Board of Directors of Seller, or its Executive Committee, approving this Agreement and the transactions contemplated hereby;
(13)	Such certificates and other documents as Purchaser and its counsel may reasonably require to evidence (i) the receipt by Seller of all necessary corporate and regulatory authorizations and approvals for the consummation of the transactions provided for in this Agreement, (ii) the transfer and sale to Purchaser of the Assets and (iii) the perfection of Purchaser’s security interest in the Loans;
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(14)	A Closing Statement, substantially in the form attached as Exhibit 2.2(b)(14) (the “Closing Statement”); and
(15)	The Power of Attorney substantially in the form attached as Exhibit 1.4(l).

It is understood that the items listed in Subsections (b)(5), (9) and (10) shall be transferred after the Branches have closed for business on the Closing Date and that the records listed in Subsections (b)(6) and (7) will be transferred as soon as practicable after the Closing, but in no event more than five (5) business days after the Closing. For purposes of this Agreement, the term “business day” shall mean any day that Seller is open for business.

(c)	At the Closing, subject to all the terms and conditions of this Agreement, Purchaser shall execute, where appropriate, and deliver to Seller:
(1)	The Assignment and Assumption Agreement;
(2)	A certificate and receipt acknowledging the delivery and receipt of possession of the property and records referred to in this Agreement;
(3)	Immediately available funds in the net amount shown as owing to Seller by Purchaser on the Closing Statement, if any;
(4)	A certificate of a proper officer of Purchaser, dated as of the Closing Date, certifying the fulfillment of all conditions which are the obligation of Purchaser and that all of the representations and warranties of Purchaser set forth in this Agreement remain true and correct in all material respects as of the Effective Time;
(5)	A certified copy of a resolution of the Board of Directors of Purchaser, or its Executive Committee, approving this Agreement and the transactions contemplated hereby;
(6)	Such certificates and other documents as Seller and its counsel may reasonably require to evidence the receipt by Purchaser of all necessary corporate and regulatory authorizations and approvals for the consummation of the transactions provided for in this Agreement; and
(7)	The Closing Statement.
(d)	All instruments, agreements and certificates described in this Section 2.2 shall be in form and substance reasonably satisfactory to the parties’ respective legal counsel.

Section 2.3          Post-Closing Adjustments.

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(a)	Not later than 100 calendar days after the Effective Time, Seller shall deliver to Purchaser a balance sheet dated as of the Effective Time and prepared in accordance with generally accepted accounting principles consistently applied reflecting the Transferred Assets and the Assumed Liabilities (including any adjustments to the same required by Section 1.4) (the “Post-Closing Balance Sheet”). Additionally, Seller shall deliver to Purchaser within such 100-day period a list of Loans purchased, individually identified by account number, which list shall be appended to the Bill of Sale. Seller shall afford Purchaser and its accountants and attorneys the opportunity to review all work papers and documentation used by Seller in preparing the Post-Closing Balance Sheet. On or before the 15th business day following delivery of the Post-Closing Balance Sheet (the “Adjustment Payment Date”), Seller and Purchaser shall effect the transfer of any funds as may be necessary to reflect changes in such assets and liabilities between the Pre-Closing Balance Sheet and the Post-Closing Balance Sheet, together with interest thereon computed from the Effective Time to the Adjustment Payment Date at the applicable Federal Funds Rate (as hereinafter defined).
(b)	In the event that a dispute arises as to the appropriate amounts to be paid to either party on the Adjustment Payment Date, each party shall pay to the other on such Adjustment Payment Date all amounts other than those as to which a dispute exists. Any disputed amounts retained by a party which are later found to be due to the other party shall be paid to such other party promptly upon resolution with interest thereon from the Adjustment Payment Date to the date paid at the applicable Federal Funds Rate. In the event of an unresolved dispute, either party may submit the matter to a firm of certified public accountants mutually agreeable to Seller and Purchaser (the “Mediator”), which shall determine such dispute in accordance with the terms and conditions of this Agreement within 30 calendar days after the submission. The parties shall each pay one-half of the fees and expenses of the Mediator, except that the Mediator may assess the full amount of its fees and expenses against either party if it determines that such party negotiated the Post-Closing Balance Sheet in bad faith. The Post-Closing Balance Sheet, as agreed upon by the parties and determined under this Subsection, shall be final and binding upon the parties.
(c)	The “Federal Funds Rate” shall mean the rate quoted for Federal Funds in the Money Rates Column of the Wall Street Journal, adjusted daily, for the period beginning with the first calendar day following the Effective Time and ending with the Adjustment Payment Date.

ARTICLE III

INDEMNIFICATION

Section 3.1          Seller’s Indemnification of Purchaser.

Subject to limitations in this Article III, Seller shall indemnify, hold harmless and defend Purchaser from and against any costs, expenses, liabilities, losses or damages, including without limitation reasonable attorneys’ fees and expenses, but excluding consequential, punitive, exemplary, special or incidental damages (a “Loss”) incurred by Purchaser and caused by any breach by Seller of any representation or warranty contained herein, and any Loss arising out of any claims, actions, suits or proceedings commenced prior to the Effective Time or arising out of events occurring prior to the Effective Time relating to operations at the Branches, except to the extent of liabilities expressly assumed or payable hereunder by Purchaser. Claims for indemnity must be made within the time frame set forth in Section 3.3(a).

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Section 3.2          Purchaser’s Indemnification of Seller.

Subject to limitations in this Article III, Purchaser shall indemnify, hold harmless and defend Seller from and against any Loss incurred by Seller and caused by any breach by Purchaser of any representation or warranty contained herein and any Loss arising out of any claims, actions, suits or proceedings arising out of events occurring following the Effective Time relating to the Transferred Assets or Assumed Liabilities. Claims for indemnity must be made within the time frame set forth in Section 3.3(a).

Section 3.3          Claims for Indemnity.

(a)	A claim for indemnity under Sections 3.1 or 3.2 of this Agreement shall be made by the claiming party prior to the expiration of one (1) year after the Effective Time by giving a notice of claim to the other party. Such notice shall set forth in reasonable detail the basis upon which such claim for indemnity is made. In the event that any such claim is timely made, the indemnity relating to such claim shall survive until the claim is resolved. Claims not made within such one-year period shall cease and no indemnity shall be made therefor.
(b)	In the event that prior to the expiration period set forth in Section 3.3(a), any person or entity not a party to this Agreement shall make any demand or claim or file or threaten to file any lawsuit, which demand, claim or lawsuit may result in any liability, damage or loss to one party hereto of the kind for which such party is entitled to indemnification pursuant to Section 3.1 or 3.2, then, after notice is provided by the indemnified party to the indemnifying party of such demand, claim or lawsuit, the indemnifying party shall have the option, at its cost and expense, to retain counsel for the indemnified party to defend any such demand, claim or lawsuit. In the event that the indemnifying party shall fail to respond within ten (10) business days after receipt of such notice of any such demand, claim or lawsuit, then the indemnified party shall retain counsel and conduct the defense of such demand, claim or lawsuit as it may in its discretion deem proper, at the cost and expense of the indemnifying party. In effecting any settlement of any such demand, claim or lawsuit, an indemnified party shall act in good faith, shall consult with the indemnifying party and shall enter into only such settlement as the indemnifying party shall approve (the indemnifying party’s approval will be implied if it does not respond within ten (10) business days of its receipt of the notice of such settlement offer).

Section 3.4          Limitations on Indemnification.

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Notwithstanding anything to the contrary contained in this Article III, neither party shall have been deemed to have incurred any Loss with respect to a claim under this Article III until the Loss arising from such claim exceeds $1,000. Notwithstanding anything to the contrary contained in this Article III, no indemnification shall be required to be made by either party unless and until the aggregate amount of all claims for indemnity by the other party exceeds $35,000, in which case the party shall thereupon be entitled to indemnification for all amounts in excess of such threshold. Notwithstanding anything to the contrary contained in this Article III, the maximum liability of each party, in the aggregate, under this Agreement shall not exceed ten percent (10%) of the Purchase Price. Each of the parties hereto acknowledges and agrees that the foregoing limitations contained in this Section 3.4 do not apply to Losses for fraud, criminal activity or willful misconduct. IN ADDITION, THE PARTIES SHALL HAVE NO OBLIGATIONS UNDER THIS ARTICLE III FOR ANY CONSEQUENTIAL, PUNITIVE, EXEMPLARY, SPECIAL OR INCIDENTAL DAMAGES OR LOSSES THE INDEMNIFIED PARTY MAY SUFFER AS THE RESULT OF ANY DEMAND, CLAIM OR LAWSUIT.

Section 3.5          Exclusive Remedy.

The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article III. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their affiliates and each of their respective representatives arising under or based upon any statute, law, decree, regulation or order of any governmental authority, except pursuant to the indemnification provisions set forth in this Article III. Nothing in this Section 3.5 shall limit any party’s right to seek and obtain any equitable relief to which any party shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller makes no representations or warranties to Purchaser except as specifically set forth in this Article IV. Seller hereby represents and warrants to Purchaser as follows:

Section 4.1          Corporate Organization.

Seller is a North Carolina banking corporation and a state chartered member of the Federal Reserve System, validly existing and in good standing under the laws of North Carolina. Seller has the corporate power and authority to own its properties, to carry on its business as currently conducted and to effect the transactions contemplated herein.

Section 4.2          No Violation.

The Branches have been operated in all material respects in accordance with applicable laws, rules and regulations. The execution, delivery and performance of this Agreement by Seller does not, and will not, (i) violate any provision of its charter or bylaws, (ii) violate any provision of any material agreement or any other material restriction of any kind to which Seller is a party or by which Seller is bound, (iii) any provision which will result in a default under, or which will cause the acceleration of the maturity of, any material obligation or loan to which Seller is a party, or (iv) subject to the receipt of the necessary regulatory approvals of the transactions provided in this Agreement, violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any court, government or governmental agency to which Seller is subject or under any agreement or instrument of Seller, or to which Seller is subject or is a party or by which Seller is otherwise bound, or to which any of the Transferred Assets, the Deposit Liabilities, the Equipment Leases, the Safe Deposit Contracts or the Loans (except for any required consents in respect of the transactions herein contemplated) or the Branches are subject, which violation, breach, contravention or default referred to in this clause would be materially disadvantageous or burdensome to Purchaser or could impair the validity or consummation of this Agreement or the transactions contemplated hereby.

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Section 4.3          Corporate Authority.

The execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, have been duly authorized by Seller, and no further corporate authorization is necessary for Seller to consummate the transactions contemplated hereunder.

Section 4.4          Enforceable Agreement.

This Agreement has been duly authorized, executed and delivered by Seller and is the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.5          No Brokers.

In the negotiation of this Agreement, there has been no participation or intervention by any person, firm or corporation engaged by Seller, other than Raymond James, that would give rise to any claim against Purchaser for a finder’s fee, commission, or similar payment.

Section 4.6          Loans.

(i)          Seller has good title to each Loan being purchased by Purchaser and each is a valid loan in conformity with applicable laws and regulation in all material respects; (ii) the documentation relating to each Loan accurately reflects the payment history, the outstanding balance of the Loan, and all receipts pertaining to the Loan from the obligor(s) thereof and all credits to which such obligor(s) are entitled in all material respects; (iii) to Seller’s knowledge, all signatures on and executions of any documents by Seller in connection with each Loan are genuine; (iv) with respect to each Loan that is secured, Seller has a valid and enforceable lien on the collateral described in the documents relating to such Loan, and such lien has the priority described in Seller’s loan files relating to such Loan (except as enforceability may be limited by bankruptcy laws and other similar laws relating to creditors’ rights and principles of equity); (v) no material taxes or other liability of Seller shall accrue against or be collected from Purchaser out of any Loan by reason of the purchase thereof by Purchaser; (vi) Seller has paid or caused to be paid any and all material license, franchise, intangible, stamp or other tax or fee due and owing to any state where a Loan originated, or any political subdivision thereof, arising from or growing out of the acquisition, collection or holding of any such Loan; and (vii) neither Seller nor any of its agents, officers, employees or representatives in any manner has been guilty of any civil or criminal fraud with respect to the creation of any such Loan or with respect to the transfer, assignment and sale of the same to Purchaser hereunder.

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Section 4.7          Real and Tangible Personal Property.

(a)	Seller makes the following representations regarding the Real Property:
(1)	Seller has not received any notice of any condemnation or eminent domain proceedings or negotiations for the purchase of the Real Property in lieu of condemnation, and to Seller’s Knowledge, no condemnation or eminent domain proceedings or negotiations have been commenced or threatened in connection with the Branches.
(2)	Except as specifically set forth herein or disclosed to Purchaser in writing within 30 business days after the execution of this Agreement, Seller has not entered into any agreement regarding the Real Property, and the Real Property is not subject to any claim, demand, suit, lien, proceeding or litigation of any kind (including any pursuant to environmental laws, rules or regulations), pending or outstanding, or to the knowledge of Seller, threatened or likely to be made or instituted, which would in any way be binding upon Purchaser or its successors or assigns or materially affect or limit Purchaser’s or its successors’ or assigns’ use and enjoyment of the Real Property or which would materially limit or restrict Purchaser’s right or ability to enter into this Agreement and consummate the sale and purchase contemplated hereby.
(3)	As to the Real Property owned by Seller, Seller has or will have at Closing good and marketable fee simple title to the Real Property and, immediately prior to the Effective Time, will own the Real Property outright subject to no mortgage, pledge, lien, security interest, lease, charge, encumbrance or conditional sales or other title retention agreement except for real property taxes not yet due and payable, and easements and rights of way which do not materially interfere with the use of the Real Property as a Branch. The Real Property complies with applicable zoning regulations.
(b)	Except as disclosed in any Phase I and/or other environmental reports made available by Seller to Purchaser, to the knowledge of Seller without further inspection, Seller has not been nor is in material violation of Environmental Law as to the Real Property. Seller makes no representation as to the accuracy of the Phase I environmental reports made available to Purchaser.
(c)	Seller owns, and will convey to Purchaser at the Closing, all of Seller’s right, title and interest to all of the Tangible Personal Property free and clear of any claims, mortgages, liens, security interests, pledges or encumbrances of any kind, except as may otherwise be set forth in this Agreement.
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Section 4.8           Compliance with Certain Laws.

The Deposits and Loans were opened, extended or made, and have been maintained, in all material respects in accordance with all applicable federal and state laws, regulations, rules and orders.

Section 4.9           Litigation.

There are no actions, suits or proceedings pending, or to Seller’s knowledge, threatened, against Seller related to the Transferred Assets or the transactions contemplated by this Agreement.

Section 4.10          Books and Records.

Since December 31, 2010, the books, accounts, and records of the Branches have been maintained as required by law in all material respects, in accordance with sound banking practices, and in a manner consistent with past practices, which, as they relate to financial accounting, is in accordance with generally accepted accounting principles to the extent applicable.

Section 4.11          Community Reinvestment Act Representation.

Seller is in compliance with the Community Reinvestment Act and its implementing regulations, and there are no threatened or pending actions, proceedings, or allegations by any person or regulatory agency which may cause any regulatory authority to deny any application required to be filed pursuant to this Agreement. In addition, Seller has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act.

Section 4.12           Limitation of Representations and Warranties.

Except as may be expressly represented or warranted in this Agreement by Seller, Seller makes no representations or warranties whatsoever with regard to any asset being transferred to Purchaser or any liability or obligation being assumed by Purchaser or as to any other matter or thing.

Section 4.13          Seller’s Knowledge.

For the purposes of this Agreement, Seller’s knowledge is limited to the actual and current knowledge of President and Chief Executive Officer Ayden R. Lee, Jr., Chief Banking Officer Jeff D. Pope, and the Branch Managers for each of the Rockingham Branch and the Southern Pines Branch.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

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Section 5.1          Corporate Organization.

Purchaser is a North Carolina chartered bank duly organized, validly existing and in good standing under the laws of the State of North Carolina. Purchaser has the corporate power and authority to own the Transferred Assets, to assume the Assumed Liabilities and to effect the transactions contemplated herein.

Section 5.2          No Violation.

The execution, delivery and performance of this Agreement by Purchaser does not, and will not, (i) violate any provision of its charter or bylaws, (ii) violate any provision of any material agreement or any other material restriction of any kind to which Purchaser is a party or by which Purchaser is bound, (iii) any provision which will result in a default under, or which will cause the acceleration of the maturity of, any material obligation or loan to which Purchaser is a party, or (iv) subject to the receipt of the necessary regulatory approvals of the transactions provided in this Agreement, violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any court, government or governmental agency to which Purchaser is subject or under any agreement or instrument of Purchaser, or to which Purchaser is subject or is a party or by which Purchaser is otherwise bound, which violation, breach, contravention or default referred to in this clause would be materially disadvantageous or burdensome to Seller or could impair the validity or consummation of this Agreement or the transactions contemplated hereby.

Section 5.3          Corporate Authority.

The execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, will have been duly authorized by Purchaser prior to the Effective Time, and no further corporate authorization on the part of Purchaser is necessary to consummate the transactions contemplated hereunder.

Section 5.4          Enforceable Agreement.

This Agreement has been duly authorized, executed and delivered by Purchaser and is the legal, valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 5.5          No Brokers.

In the negotiation of this Agreement, there has been no participation or intervention by any person, firm or corporation engaged by Purchaser, other than Sandler O’Neill, that would give rise to any claim against Seller for a finder’s fee, commission, or similar payment.

ARTICLE VI

OBLIGATIONS OF PARTIES PRIOR TO AND AFTER EFFECTIVE TIME

Section 6.1          Access to Information.

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(a)	Seller shall afford to the officers and authorized representatives of Purchaser, upon prior notice and subject to Seller’s normal security requirements, access to the properties, books and records of the Branches in order to facilitate the consummation of the transactions herein contemplated; provided, that such access shall be at reasonable times during normal business hours and shall not interfere with the normal business and operations of the Branches or the affairs of Seller relating to the Branches. Nothing in this Section 6.1 shall require Seller to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets or marketing or strategic plans. It is understood that certain of Seller’s records may be available only in the form of photocopies, film copies or other non-original and non-paper media.
(b)	Seller and Purchaser each acknowledge and agree that any information provided to it is subject to the terms of the Confidentiality Agreement dated December 17, 2010, between Seller and Purchaser (the “Confidentiality Agreement”).

Section 6.2          Delivery of Magnetic Media Records.

Seller shall prepare or cause to be prepared, at its expense, and make available to Purchaser at Seller’s data processing center magnetic media records in Seller’s field format not later than 45 calendar days after the execution of this Agreement, and further shall make available to Purchaser such records updated two times as of mutually agreeable dates prior to the Closing Date and as of the Closing Date, which records shall contain the information related to the items described in Subsections 2.2(b)(6) and (b)(7). Such updated records shall be made available at such time after Closing as agreed to by the parties. Seller may, with the consent of Purchaser, provide such reports in paper format instead of magnetic media format.

Section 6.3          Application for Regulatory Approval.

Within 30 calendar days following the execution of this Agreement, Purchaser shall prepare and file applications required by law with the appropriate regulatory authorities for approval to purchase the Transferred Assets and assume the Assumed Liabilities and to effect in all other respects the transactions contemplated herein. Purchaser agrees to process such applications in a diligent manner and on a priority basis and to provide Seller promptly with a copy of such applications as filed (except for any confidential portions thereof) and all material notices, orders, opinions, correspondence and other documents with respect thereto, and to use its best efforts to obtain all necessary regulatory approvals. Purchaser knows of no reason why such applications should not receive all such approvals. Purchaser shall promptly notify Seller upon receipt by Purchaser of notification that any application provided for hereunder has been denied. Seller shall provide such assistance and information to Purchaser as shall be reasonably necessary for Purchaser to comply with the requirements of the applicable regulatory authorities.

Section 6.4          Conduct of Business; Maintenance of Properties; Insurance.

(a)	From the date hereof until the Effective Time, Seller covenants that it will:
(1)	Carry on, or cause to be carried on, the business of the Branches substantially in the same manner as on the date hereof, including maintenance of records in accordance with past practices, use all reasonable efforts to preserve intact its current business organization, and preserve its business relationships with depositors, customers and others having business relationships with it and whose accounts are held at the Branches; provided, that Seller need not, in its sole discretion, advertise or promote new or substantially new customer services in the principal market areas of the Branches;
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(2)	Cooperate with and assist Purchaser in assuring the orderly transition of the Transferred Assets and Assumed Liabilities to Purchaser from Seller; and
(3)	Maintain the Real Property and the Tangible Personal Property in its current condition, ordinary wear and tear excepted.
(b)	Between the date hereof and the Effective Time, Seller shall not, without the prior consent of Purchaser:
(1)	Increase or agree to increase the salary, remuneration, compensation or other employment benefits of the Employees other than in accordance with Seller’s customary policies or bank-wide changes consistent with past practices, or pay or agree to pay any uncommitted bonus to any such Employees other than regular bonuses granted based on historical practice;
(2)	Change any pricing on deposit accounts at the Branches on other than a regional basis, except as may be required in the ordinary course of business consistent with past practices;
(3)	Materially increase the staffing levels at the Branches or effect changes in branch personnel employed as of the Effective Time other than in the ordinary course of business consistent with past practices; or
(4)	Sell or transfer any assets or liabilities related to the Branches, except in the ordinary course of business.

Notwithstanding the foregoing, Seller may enter into any agreement to sell or lease all transferable right, title and interest of Seller in and to all real estate and improvements thereon (including buildings located on any leased land) at the Southern Pines Branch, together with all rights and appurtenances pertaining thereto other than Transferred Assets; provided, that such sale or lease shall not be consummated prior to the Closing Date.

(c)	As of the Effective Time, Seller will discontinue its insurance coverage maintained in connection with the Rockingham Branch and the activities conducted thereon. Purchaser shall be responsible for all insurance protection for the Rockingham Branch premises and the activities conducted thereon immediately following the Effective Time. Pending the Closing, risk of loss shall be the responsibility of Seller.
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Section 6.5          No Solicitation by Seller.

In consideration of the purchase of the Transferred Assets and assumption of the Assumed Liabilities by Purchaser, neither Seller nor its Affiliates (including their respective directors, officers, employees or principal shareholders), successors or assigns will, for a period of twelve (12) months after the Closing Date, solicit, on behalf of itself or others, deposits from customers whose Deposits are assumed by Purchaser hereunder; provided, however, that nothing contained in this Section 6.5 shall be deemed to prohibit general solicitations in (i) newspapers, (ii) television or (iii) radio, or mass mailings not specifically directed or targeted to customers of the Branches.

Section 6.6          Further Actions.

Each party hereto shall execute and deliver such instruments and take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement.

Section 6.7          Fees and Expenses.

Except as otherwise provided herein, each party shall be responsible for its own attorneys’ and accountants’ fees and expenses and other expenses arising in connection with this Agreement and the transactions contemplated thereby.

Section 6.8          Public Announcements.

Seller and Purchaser agree that, from the date hereof, neither shall make any public announcement or public comment, regarding this Agreement or the transactions contemplated herein without first obtaining the approval of the substance and timing of such announcement or comment by the other party hereto, which approval shall not be unreasonably withheld or delayed, except that nothing contained in this Agreement shall prevent the parties hereto, or the respective holding company of each party hereto, from making any disclosure legally required to comply with any applicable securities laws and regulations or the rules and regulations of any securities exchange upon which the securities of the parties hereto, or the respective holding company of each party hereto, are listed. Further, Seller and Purchaser acknowledge the sensitivity of this transaction to the Employees, and no announcements or communications with the public or the Employees shall be made without the prior approval of Seller.

Section 6.9          Tax Reporting.

Seller shall provide Purchaser all 1099 data for Purchaser to comply with all 2012 tax reporting obligations in connection with Transferred Assets and Assumed Liabilities on or before the Effective Time, and Purchaser shall comply with all tax reporting obligations with respect to the Transferred Assets and Assumed Liabilities after the Effective Time.

Section 6.10          Telephone Forwarding.

Seller shall take all necessary steps to cause the current main telephone number for the Southern Pines Branch to roll to Purchaser’s bank branch located at the Pinecrest Plaza shopping center for a period of three (3) months after the Closing Date.

Section 6.11          ATM/Debit Cards.

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Seller will provide Purchaser with a list of ATM access/debit cards issued  by Seller to depositors associated with the Deposit Liabilities and a data processing record in a format reasonably agreed to by the parties containing all addresses therefor, no later than forty-five (45) calendar days after the date of this Agreement.  At or promptly after the Closing, Seller will provide Purchaser with a revised data processing record.  Seller shall render ATM access/debit cards issued by Seller inactive as of the Effective Time.  Purchaser shall reissue ATM access/debit cards to depositors associated with the Deposit Liabilities prior to the Closing Date, which cards shall be effective as of the Effective Time.

ARTICLE VII

CONDITIONS TO PURCHASER’S OBLIGATIONS

The obligations of Purchaser to complete the transactions contemplated in this Agreement are conditioned upon fulfillment, on or before the Closing, of each of the following conditions:

Section 7.1          Representations and Warranties True.

The representations and warranties made by Seller in this Agreement shall be true in all material respects on and as of the Effective Time as though such representations and warranties were made at and as of such time, except to the extent otherwise provided herein or consented to by Purchaser; provided, however, if a representation or warranty was made as of a specific date, such representation or warranty shall be understood to have been made on and as of such date.

Section 7.2          Real Property.

Purchaser shall have received either (a) a general warranty deed with appropriate documentary stamps affixed conveying each piece of Real Property to Purchaser subject to all matters of record in the public registries of the counties in which each of the Real Property is located, together with such other instruments and documents as may be reasonably required by Purchaser’s title insurance company in order to meet its requirements to issue a commercial title insurance policy with respect to the Real Property, and Seller shall have filed or recorded (or provided to Purchaser for filing and recording) any and all documents necessary to duly vest an equitable title in the Real Property in Purchaser or (b) in the event that (i) Seller is unable to deliver the documentation required in clause (a) above or (ii) as required by Section 1.9(c), a lease for a period of up to twelve (12) months, on a month-by-month basis, at a reasonable cost and with reasonable terms to be agreed upon by Seller and Purchaser “as is” without any representation or warranty or liability for existing environmental damage, maintenance, taxes or insurance.

Section 7.3          Obligations Performed.

Seller shall (a) deliver or make available to Purchaser those items required by Section 2.2, and (b) perform and comply in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Time.

Section 7.4          No Adverse Litigation.

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As of the Effective Time, no action, suit or proceeding shall be pending or threatened against Purchaser or Seller which might materially and adversely affect the transactions contemplated hereunder.

Section 7.5          Regulatory Approval.

(a)	Purchaser shall have received all necessary regulatory approvals of the transactions provided in this Agreement, all notice and waiting periods required by law to pass shall have passed, no proceeding to enjoin, restrain, prohibit or invalidate such transactions shall have been instituted or threatened, and any conditions of any such regulatory approval shall have been met.
(b)	Such approvals shall not have imposed any condition which is materially disadvantageous or burdensome to Purchaser.

ARTICLE VIII

CONDITIONS TO SELLER’S OBLIGATIONS

The obligations of Seller to complete the transactions contemplated in this Agreement are conditioned upon fulfillment, on or before the Closing, of each of the following conditions:

Section 8.1          Representations and Warranties True.

The representations and warranties made by Purchaser in this Agreement shall be true in all material respects at and as of the Effective Time as though such representations and warranties were made at and as of such time, except to the extent otherwise provided herein or consented to by Seller; provided, however, if a representation or warranty was made as of a specific date, such representation or warranty shall be understood to have been made on and as of such date.

Section 8.2          Obligations Performed.

Purchaser shall (a) deliver to Seller those items required by Section 2.2 and (b) perform and comply in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Time.

Section 8.3          No Adverse Litigation.

As of the Effective Time, no action, suit or proceeding shall be pending or threatened against Purchaser or Seller which might materially and adversely affect the transactions contemplated hereunder.

Section 8.4          Regulatory Approval.

(a)	Purchaser shall have received from the appropriate regulatory authorities approval of the transactions contemplated herein, waiting periods required by law to pass shall have passed, no proceeding to enjoin, restrain, prohibit or invalidate such transactions shall have been instituted or threatened, and any conditions of any such regulatory approval shall have been met.
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(b)	Such approvals shall not have imposed any condition which is materially disadvantageous or burdensome to Seller.

ARTICLE IX

TERMINATION

Section 9.1          Methods of Termination.

This Agreement may be terminated in any of the following ways:

(a)	by either Purchaser or Seller, in writing five calendar days in advance of such termination, if the Closing has not occurred by May 31, 2013; provided, that the failure to close is not caused by the default of the party seeking to terminate this Agreement;
(b)	at any time on or prior to the Effective Time by the mutual consent in writing of Purchaser and Seller;
(c)	by Purchaser in writing if the conditions set forth in Article VII (with the exception of delivery of items required to be delivered at Closing) of this Agreement shall not have been met by Seller or waived in writing by Purchaser within 30 calendar days following the date all required approvals by regulatory agencies have been received and after all statutory waiting periods have expired;
(d)	by Seller in writing if the conditions set forth in Article VIII of this Agreement shall not have been met by Purchaser or waived in writing by Seller within 30 calendar days following the date all required approvals by regulatory agencies have been received and after all statutory waiting periods have expired;
(e)	any time prior to the Effective Time, by Purchaser or Seller in writing if the other shall have been in breach of any representation and warranty in any material respect (as if such representation and warranty had been made on and as of the date hereof and on the date of the notice of breach referred to below), or in breach of any covenant, undertaking or obligation contained herein, and such breach has not been cured by the earlier of 30 calendar days after the giving of notice to the breaching party of such breach or the Effective Time; provided, however, that there shall be no cure period in connection with any breach of Section 6.3, so long as such breach by Purchaser was not caused by any action or inaction of Seller, and Seller may terminate this Agreement immediately if regulatory applications are not filed within 30 calendar days after the date of this Agreement as provided in that Section;
(f)	by either party in writing at any time after any applicable regulatory authority has denied approval of any application of Purchaser for approval of the transactions contemplated herein; or
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(g)	by Seller or Purchaser in writing if the anticipated aggregate Loan Value of the Loans set forth on Schedule 1.4(a), as updated pursuant to Section 1.4 is less than $18,000,000.

Section 9.2          Procedure Upon Termination.

In the event of termination pursuant to Section 9.1 and except as otherwise stated therein, written notice thereof shall be given to the other party, and this Agreement, except as provided in Section 6.1(b), shall terminate, immediately upon receipt of such notice unless an extension is consented to by the party having the right to terminate. If this Agreement is terminated as provided herein,

(a)	each party will return all documents, work papers and other materials of the other party, including photocopies or other duplications thereof, relating to this transaction, whether obtained before or after the execution hereof, to the party furnishing the same; and
(b)	all information received by either party hereto with respect to the business of the other party (other than information which is a matter of public knowledge or which has heretofore been published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for any business purpose by such party or disclosed by such party to third persons.

Section 9.3          Payment of Expenses.

Should the transactions contemplated herein not be consummated due to termination of this Agreement pursuant to Section 9.1(e), in addition to such damages as may be recoverable at law or in equity, the non-breaching party shall be entitled to recover from the breaching party, upon demand, itemization and documentation, its reasonable outside legal, accounting, consulting and other out-of-pocket expenses.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1          Amendment and Modification.

The parties hereto, by mutual consent of their duly authorized officers, may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

Section 10.2          Waiver or Extension.

Except with respect to required approvals of the applicable governmental authorities, either party, by written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto or (b) compliance by the other party with any of the undertakings, obligations, covenants or other acts contained herein.

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Section 10.3          Assignment.

This Agreement and all of the provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other.

Section 10.4          Confidentiality

Seller and Purchaser agree that the Confidentiality Agreement shall survive the execution hereof and the consummation of the transactions contemplated herein.

Section 10.5          Time of Essence.

TIME IS OF THE ESSENCE WITH RESPECT TO THE OBLIGATIONS TO BE PERFORMED UNDER THIS AGREEMENT.

Section 10.6          Notices.

All notices, requests, demands, consents and other communications provided for hereunder and under the related documents shall be in writing and transmitted by nationally recognized air courier (charges prepaid), faxed, or personally delivered (with receipt thereof acknowledged), effective upon receipt, to the applicable party at the address indicated below:

If to Seller:	Four Oaks Bank & Trust Company

6114 U.S. 301 South

Post Office Box 309

Four Oaks, North Carolina 27524

Attn: Ayden R. Lee, Jr.
Telephone: (919) 963-2177

Fax: (919) 963-2768

With a copy to:	Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

150 Fayetteville Street, Suite 2300

Raleigh, North Carolina 27601

Attn: John L. Jernigan

Telephone: (919) 821-1220

Fax: (919) 821-6800

If to Purchaser:	First Bank

341 North Main Street

Troy, North Carolina 27371

Attn: Jerry L. Ocheltree

Telephone: (910) 576-6171

Fax: (910) 576-1070

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With a copy to:	Robinson, Bradshaw & Hinson

Attn: Henry H. Ralston

101 North Tryon St., Suite 1900

Charlotte, North Carolina 28246

Telephone: (704) 377-8313

Fax: (704) 373-3913

or, as to each party, at such other address as shall be designated by such party by notice to the other party complying with the terms of this Section.

Section 10.7          Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement and any subsequent amendment hereto may be delivered either by a party or its counsel by facsimile machine or by PDF document via email to the other party or its counsel, and the signatures so transmitted shall be deemed to constitute original signatures and are binding on the party so signing. After any such transmission, the parties shall further deliver to each other original or hard copies, with original signatures, of this Agreement or any such amendment, but such further delivery, or failure thereof, shall not affect the validity or timing of this Agreement or any such amendment.

Section 10.8          Headings.

The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part thereof.

Section 10.9          Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina.

Section 10.10        Sole Agreement.

Except for the Confidentiality Agreement, this Agreement and the exhibits and attachments hereto represent the sole agreement between the parties respecting the transactions contemplated hereby, and all prior or contemporaneous written or oral proposals, agreements in principle, representations, warranties and understandings between the parties with respect to such matters are superseded hereby and merged herein.

Section 10.11         Severability.

If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

Section 10.12         Parties In Interest.

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Nothing in this Agreement, express or implied, including, without limitation the provisions of Section 1.5, is intended or shall be construed to confer upon or give to any person (other than the parties hereto, their successors and permitted assigns) any rights or remedies under or by reason of this Agreement, or any term, provision, condition, undertaking, warranty, representation, indemnity, covenant or agreement contained herein.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the date first written above.

SELLER:

FOUR OAKS BANK & Trust Company

By: /s/ Ayden R. Lee, Jr.

Name: Ayden R. Lee, Jr.

Title: Chairman/President/CEO

PURCHASER:

FIRST BANK

By: /s/ Jerry L. Ocheltree

Name: Jerry L. Ocheltree

Title: President

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PURCHASE AND ASSUMPTION AGREEMENT

Between

Four Oaks Bank & Trust Company

and First Bank

SCHEDULE AND EXHIBIT LIST

Schedule No.	Description
1.1(a)(2)	Tangible Personal Property
1.1(a)(3)	Equipment Leases
1.1(b)	Excluded Assets
1.3(a)	Deposit Liabilities
1.4(a)	Loans
1.5	Employees
Exhibit No.	Description
1.4(l)	Power of Attorney
2.2(b)(2)	Form of Bill of Sale
2.2(b)(3)	Form of Assignment and Assumption Agreement
2.2(b)(14)	Form of Closing Statement

SCHEDULE 1.1(a)(2)

PURCHASE AND ASSUMPTION AGREEMENT

Between

Four Oaks Bank & Trust Company

and First Bank

Tangible Personal Property

SCHEDULE 1.1(a)(3)

PURCHASE AND ASSUMPTION AGREEMENT

Between

Four Oaks Bank & Trust Company

and First Bank

Equipment Leases

SCHEDULE 1.1(b)

PURCHASE AND ASSUMPTION AGREEMENT

Between

Four Oaks Bank & Trust Company

and First Bank

Excluded Assets

SCHEDULE 1.3(a)

PURCHASE AND ASSUMPTION AGREEMENT

Between

Four Oaks Bank & Trust Company

and First Bank

Deposit Liabilities

SCHEDULE 1.4(a)

PURCHASE AND ASSUMPTION AGREEMENT

Between

Four Oaks Bank & Trust Company

and First Bank

Loans

SCHEDULE 1.5

PURCHASE AND ASSUMPTION AGREEMENT

Between

Four Oaks Bank & Trust Company

and First Bank

Employees

EXHIBIT 1.4(l)

PURCHASE AND ASSUMPTION AGREEMENT

Between

Four Oaks Bank & Trust Company

and First Bank

POWER OF ATTORNEY

THIS POWER OF ATTORNEY is dated as of the____________ day of __________ 2012, by Four Oaks Bank & Trust Company, a North Carolina chartered bank (“Seller”), to be effective as of 5:00 p.m. on __________ _______, 2012.

W I T N E S S E T H:

WHEREAS, Seller and ________________ (“Purchaser”) have entered into a Purchase and Assumption Agreement dated as of _______________, 2012 (the “Agreement”), which provides for the sale by Seller to Purchaser of certain personal property; and

WHEREAS, in a Bill of Sale to Purchaser dated ___________, 2012 (the “Bill of Sale”), Seller has agreed, from time to time, at the request of Purchaser to execute, acknowledge and deliver to Purchaser any and all instruments, documents, endorsements, assignments, information, materials and other papers that may be reasonably required to (i) transfer to Purchaser certain Assets (as defined in the Bill of Sale) being acquired by Purchaser pursuant to the Agreement, including loans and the collateral therefor to the extent of Seller’s interest in such collateral and files and records relating to such loans, (ii) enable Purchaser to bill, collect, service and administer the loans transferred thereby and (iii) give full force and effect to the intent and purpose of the Bill of Sale.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Seller hereby irrevocably appoints and authorizes the President or any Vice President, or the Secretary or any Assistant Secretary, of Purchaser as its attorney-in-fact solely for the purpose of endorsing and recording, pursuant to the Bill of Sale, certificates of title for vehicles, amendments to financing statements, continuation statements, financing statements, assignments of deeds of trust and similar documents related to the Transferred Assets transferred pursuant to the Bill of Sale, provided, that such power of attorney is not intended to and does not convey to Purchaser any right to endorse or record any documents relating to collateral other than collateral transferred pursuant to the Bill of Sale as described in the preceding paragraph.

IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be duly executed by its duly authorized officer as of the day and year first above written.

WITNESSES:	FOUR OAKS BANK & TRUST COMPANY

By:

Its:

STATE OF NORTH CAROLINA

JOHNSTON COUNTY

Before me, the undersigned Notary Public, in and for the State and County aforesaid, duly commissioned, qualified and acting, personally appeared ____________________, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged him/herself to be ____________________ of Four Oaks Bank & Trust Company, a North Carolina chartered bank, and s/he, as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the bank by him/herself as such officer

WITNESS my hand and official seal of office at ____________________, ________________, North Carolina, this the ____ day of ____________________, 2012.

Notary Public
My commission expires:

EXHIBIT 2.2(b)(2)

PURCHASE AND ASSUMPTION AGREEMENT

Between

Four Oaks Bank & Trust Company

and First Bank

BILL OF SALE

THIS BILL OF SALE is dated as of the ____ day of ______________, 2012, by Four Oaks Bank & Trust Company, a North Carolina chartered bank (“Seller”).

W I T N E S S E T H:

WHEREAS, Seller and First Bank, a North Carolina chartered bank (“Purchaser”), have entered into a Purchase and Assumption Agreement dated as of _____________, 2012 (the “Agreement”), which provides for the sale by Seller to Purchaser of certain real and personal property and loans related to Seller’s offices located at 1401 Fayetteville Road, Rockingham, North Carolina, and at 105 Commerce Avenue, Southern Pines, North Carolina, all as set forth in the Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Agreement.

NOW, THEREFORE, Seller, for good and valuable consideration, receipt of which is hereby acknowledged, does hereby grant, bargain, sell, assign, set over, convey and transfer to Purchaser all of its right, title and interest in and to the following assets (the “Assets”): the Tangible Personal Property, Coins and Currency (as defined in the Agreement), and all of Seller’s files and records related to the Loans and Deposit Liabilities (as defined in the Agreement).

This Bill of Sale is subject to the terms of the Agreement. Seller agrees that the representations, warranties, covenants, agreements and indemnities contained in the Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Agreement and the terms hereof, the terms of the Agreement shall govern.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be duly executed by its duly authorized officers as of the day and year first above written.

FOUR OAKS BANK & TRUST COMPANY
By:
Name:
Title:

EXHIBIT 2.2(b)(3)

PURCHASE AND ASSUMPTION AGREEMENT

Between

Four Oaks Bank & Trust Company

and First Bank

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is entered into as of the ____ day of _______________, 2012, by and between Four Oaks Bank & Trust Company, a North Carolina chartered bank (“Seller”), and First Bank, a North Carolina chartered bank (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller and Purchaser have entered into a Purchase and Assumption Agreement dated as of _____________, 2012 (the “Agreement”), which provides for the assignment by Seller of all of its rights and interests in and to certain deposit accounts and other liabilities related to Seller’s office located at the Branches as defined in the Agreement, and the assumption by Purchaser of Seller’s liabilities and obligations thereunder, all as set forth in the Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, receipt of which is hereby acknowledged by Seller and Purchaser, Seller hereby assigns, transfers and sets over to Purchaser all of Seller’s rights and interest in and to, and Purchaser hereby assumes all of Seller’s liabilities and obligations in connection with, the following assets (the “Assets”);

(a)	the Deposit Liabilities;
(b)	the Loans;
(c)	the Equipment Leases; and
(d)	the Safe Deposit Contracts.

This Assignment and Assumption Agreement shall be binding upon, and shall inure to the benefit of, Seller, Purchaser, and each of their successors and assigns and shall be subject to the terms and conditions of the Agreement. In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control. The Seller makes the representations and warranties with respect to the Assets contained in the Agreement.

This Assignment and Assumption Agreement, and the rights and obligations of the parties hereunder, shall be governed by, and construed in accordance with, the laws of the State of North Carolina.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed by their duly authorized officers as of the day and year first above written.

FOUR OAKS BANK & TRUST COMPANY
By:
Name:
Title:

FIRST BANK
By:
Name:
Title:

EXHIBIT 2.2(b)(14)

PURCHASE AND ASSUMPTION AGREEMENT

Between

Four Oaks Bank & Trust Company

and First Bank

CLOSING STATEMENT

(Pre-Closing Balance Sheet as of ______________)

Cash due Purchaser for:
Deposit liability (including
accrued interest)	$
Total Cash due Purchaser	$
Cash due Seller for:
Coins and Currency
Premium for Deposit Liabilities
Loans (including accrued interest)
Employee severance payments
Prepayments
Total Cash due Seller	$
Net cash due Purchaser	$

[Signature Page Follows.]

Seller and Purchaser hereby approve the Closing Statement and agree to make subsequent adjustments to the extent necessary in accordance with Section 2.3 of the Purchase and Assumption Agreement between Seller and Purchaser dated as of ___________, 2012.

This the ____ day of _______________, 2012.

FOUR OAKS BANK & TRUST COMPANY
By:
Name:
Title:

FIRST BANK
By:
Name:
Title: